Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 1) of our report dated July 22, 2021 with respect to the audited financial statements of Maxpro Capital Acquisition Corp. (formerly Jade Mountain Acquisition Corp.) (“the Company) as of June 30, 2021 and the related statements of operations, changes in stockholders’ equity and cash flow for the period from June 2, 2021 (inception) through June 30, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

August 3, 2021